Exhibit 99.2

Transcript

Power Integrations

Q1 2005 Earnings Conference Call

April 20, 2005, 4:30 PM ET

PARTICIPANTS:

Joe Shiffler, Director of IR and Corporate Communications

Balu Balakrishnan, President and CEO

John Cobb, Chief Financial Officer

PRESENTATION:

Operator

Good afternoon, ladies and gentlemen, and welcome to the Power Integrations 2005 first quarter financial results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Joe Shiffler. Thank you.

Mr. Shiffler, you may begin.

Joe Shiffler - Power Integrations - Director of Investor Relations and Corporate Communications

Thank you. Good afternoon. I’m Joe Shiffler, Director of IR and Corporate Communications for Power Integrations. Thanks for joining us today to discuss our first quarter results, which we issued in a press release a few minutes ago. With me on the call today are Balu Balakrishnan, President and CEO of Power Integrations; and John Cobb, our Chief Financial Officer.

Balu and John each have a set of prepared remarks, after which we’ll take your questions. Before we begin, I’d like to caution you that our discussion today, including the question and answer session, will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business. Forward-looking statements are denoted by such words as “will,” “would,” “believe,” “should,” “expect,” “outlook,” “estimate,” “anticipate,” and similar expressions that look toward future events or performance.

Forward-looking statements are based on current information that is by its nature dynamic and subject to rapid and even abrupt changes. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially are discussed in our most recent reports on Forms 10K and 10Q filed with the SEC.

With that, I’ll turn the call over to Balu.

Balu Balakrishnan - Power Integrations. - President and CEO

Thanks, Joe. And good afternoon, everyone. We are pleased to report that we had a strong quarter relative to our expectations with revenues and EPS above the high end of our guidance. Revenues increased 2% sequentially to $34.4 million. Our gross margin was unchanged from the prior quarter at 48.3%. As we expected, operating expenses increased significantly, driven largely by patent litigation costs. In spite of the growth in expenses, earnings were $0.15 per share, a penny better than the fourth quarter.

In addition to delivering solid financial results, we continue to see strong design activity despite the uncertain business environment. We’ve also seen a number of encouraging developments in recent months in the area of energy efficiency, especially regarding external power supplies.

In addition, we made excellent progress during the quarter on our share repurchase, and we modified our stock option plan to reduce potential dilution over the next several years. I’ll add more details on both of these items shortly.

First, however, I’ll spend a few minutes discussing the results of the quarter and the current state of business conditions.

As I noted a moment ago, revenues for the quarter came in ahead of our expectations. Based on our beginning backlog and a slight downturn in orders in January, we had expected that revenue would decline by 2% to 8% compared to the fourth quarter. However, we saw an improvement in orders prior to the Chinese New Year, which carried over into the weeks following the holiday shutdown in Asia; but in the month of March, orders slowed down. And while we were able to exceed our first quarter guidance, we entered the second quarter with a slightly lower backlog than we had entering the first quarter.

However, in light of a slightly improved order rate thus far in April, we are forecasting that second quarter revenues will be approximately flat sequentially. That would equate to sequential revenue growth of approximately 3%, excluding the impact of the deferred revenue adjustment in the first quarter.

Overall, our visibility into supply chain conditions and the end markets remain low and demand continues to be somewhat uneven. On the other hand, we believe that customer inventories of our parts remain lean, as usual, so our growth should respond nicely to any improvement in business conditions. Also, I would note that despite the uncertain levels of end market demand, we’ve continued to see strong design activity in all of our product families across an increasingly diverse set of applications.

Notable design wins in the first quarter included: LCD TVs for Sony and Sharp; major appliances for Maytag and Whirlpool, a Nortel voice over IP phone, several cell phone models, and a significant design win for the iPod Mini. We won additional designs in products as varied as microwave ovens, digital cameras, tape drives and motor controls. We also had another strong quarter in terms of design wins in desktop PCs, driven largely by President Bush’s One-Watt initiative. During the quarter we had One-Watt design wins for PC OEMs such as Dell, Samsung, Hitachi, Fujitsu and Toshiba.

Looking at our end markets, the broad based nature of the current slowdown is very apparent, as all of our segments were relatively flat in terms of sequential growth. Communications revenue increased 6%

sequentially, driven by strong shipments for Samsung cell phone chargers and by modest improvements in the China and Taiwan cell phone charger markets. Computer revenues increased 3%, with softness in desktop PCs offset by strength in LCD monitors and servers. Industrial revenues were up 2%, while consumer declined 1%.

Turning for a moment to the competitive environment, it is clear that ongoing softness in demand has encouraged very aggressive pricing by our competition. Pricing for discrete and integrated components has been extremely aggressive in recent months, a condition that we expect to persist for the foreseeable future. However, our gross margin has been stable over the past several quarters, even as competition has intensified and the end market demand has slowed.

The stability of our gross margin is attributable to our success in adding value through higher levels of system integration and our ability to continuously reduce our product costs. Each successive generation of our products further reduces system cost by integrating a greater number of features on to our chips. This enables power supply designers to use fewer, less expensive components in their designs, improves design cycle time and produces power supplies that are easier and cheaper to manufacture.

Our ability to add system value through increasing levels of integration, while continually reducing manufacturing costs, allows us to maintain margins despite declining prices for discrete and competing integrated products. In terms of manufacturing costs, we continue to make significant strides in reducing our silicon cost through price reductions from our foundries and improvements in our process technology. We have also reduced our test costs through test time improvements and the gradual off shoring of our product testing.

Going forward, our gross margin will fluctuate quarter to quarter, based on the pricing environment, the dollar to yen exchange rate and the pace and timing of our cost reductions. However, we believe we can continue to improve our manufacturing costs over the next several years, which will help us maintain our gross margin over the long term.

I’d like turn for a moment to the recent developments on the energy efficiency front, where there has been quite a bit of activity over the past several months, especially in the area of external power supplies. In December the state of California issued the first-ever mandatory efficiency standard for external power supplies. In January these same standards were added to the US Energy Star Program, while the European Union’s voluntary standards for external power supplies were made significantly tighter.

Since our last conference call, several additional developments have occurred that will encourage a transition to more efficient external adaptors and chargers. First, other US states are following California’s lead. For example, legislation is pending in Colorado, Washington and Arizona that would essentially adopt the California standards in those states. In addition, China and Australia have adopted standards that are also essentially the same as California’s specifications. Australia’s standards will be mandatory beginning in April 2006, even before California’s standards take effect, while China is for the time being taking a voluntary approach similar to Energy Star.

These developments are quite remarkable. In a matter of months, policymakers around the world have coalesced around a common set of efficiency standards, effectively creating a global specification for external power supplies. Because external power supplies are produced in such large numbers, they are considered low-hanging fruit for regulators seeking energy savings in this period of rising energy costs and exploding energy demand. Developing countries such as China are particularly concerned about the growth in energy consumption and their ability to keep up with the demand.

Despite their primitive nature, linear transformers have retained a large share of the external power supply market, particularly for low power applications, such as cordless phones, low end cell phones, modems, tools, toys, personal appliances, portable music players and many, many more. Linear transformers are inherently inefficient and will generally not be able to meet the new standard. As a result, we expect to see a dramatic shift toward electronic solutions over the next few years and we believe we are well positioned to benefit from this trend. We believe that our LinkSwitch products are the only integrated solutions designed specifically for linear replacement and we are seeing an increasing level of interest in LinkSwitch as a result of the new standards.

Last month, the capabilities of LinkSwitch were demonstrated when we were named Grand Champion in the Efficiency Challenge Competition sponsored by the Environmental Protection Agency and the California Energy Commission. Our design for a cordless phone adaptor using LinkSwitch was judged the best overall entry for its efficiency, packaging and cost effectiveness. This is a particularly important example because almost all cordless phones produced today shipped with linear power supplies that fail to meet the new standards.

Before I turn it over to John, I would like to return to a couple of items that I mentioned at the beginning of my remarks. First, as I noted we have made excellent progress on the share repurchase that we announced in October. Since initiating the program six months ago, we have repurchased nearly 6% of our outstanding shares; and as of today we have used up about 35 million out of the 40 million dollar authorization. Still, our balance sheet remains in excellent condition with cash and investments approximately equal to a year ago, despite the repurchase.

Separately, we have modified our stock option plan to reduce potential dilution over the next several years. As many of you know, our stock option plan includes an evergreen feature that automatically increases the number of shares available for option plans each year. In the past, the amount of the annual increase was 5% of our outstanding shares. Going forward, we have reduced the annual increase to 3.5% of the outstanding shares. We believe this change strikes an appropriate balance between our ability to attract and retain the best talent and our stockholders’ desire to minimize dilution.

With that, I’ll turn the call over to John for a review of the financials.

John.

John Cobb - Power Integrations - CFO and VP, Finance & Administration

Thanks, Balu. And good afternoon. Our first quarter financial results were very solid in the midst of a business environment that remains challenging. Net revenue for the quarter was $34.4 million, up 2% sequentially and 1% year over year. Our revenue included an adjustment that resulted in the recognition of $1.1 million of previously deferred revenue on sales to distributors. Excluding this adjustment, revenue was still above the high end of our guidance. Turns orders were 73% of revenue for the quarter. Distributors accounted for 58% of revenue in the quarter, including Memec and Synnex at 18% and 15% respectively. As a reminder, we recognize all distributor revenue on sell-through, not sell-in.

Revenue mix by end market in the first quarter was 31% consumer, 30% communications, 24% computer, 9% industrial and 6% other. Gross margin was 48.3%, unchanged from the prior quarter and within our guidance range. Operating expenses for the quarter were $10.9 million, up 12% from the prior quarter and 11% from a year ago. However, operating expenses were flat year over year excluding expenses for patent litigation and Sarbanes-Oxley 404 compliance. We incurred a half a million dollars in patent litigation during the quarter, or about $0.01 per share, in line with our expectations. However, much to our surprise, we saw significantly higher-than-expected audit fees associated with our Sarbanes-Oxley 404 certification, despite having effective internal controls.

The total cost of 404 compliance for 2004 exceeded $1.3 million. In addition, our current estimate of the ongoing annual cost of 404 compliance is nearly $1 million. We continue to believe that this compliance cost is too high for a small public company. We hope that the investment community will encourage policymakers to reduce the burden of compliance while maintaining the original intent of protecting stockholders.

Returning to the income statement: Income from operations in the first quarter was $5.7 million, giving us an operating margin of 16.7%, down from the prior quarter due to the increase in operating expenses. Other income doubled from the prior quarter to $654,000, driven by higher interest income. Our effective tax rate was 26% as expected. Net income was $4.7 million, or $0.15 per share. Weighted average diluted shares for the first quarter were 30.9 million, down a million shares from the fourth quarter. We repurchased 1.1 million shares during the quarter using just over $20 million of our cash. Since the inception of the program, we have repurchased approximately 1.8 million shares for a total of $35.2 million.

Turning to the balance sheet. We ended the quarter with $122.7 million in cash and investments, down $11.9 million from the prior quarter, driven by the share repurchase. Cash flow from operations was $6.4 million in the first quarter. Accounts receivable declined by $2.1 million during the quarter to $10.2 million. DSO stands at 27 days, down from 33 days in the prior quarter.

Inventories increased by $1.4 million to $26.8 million, giving us inventory turns of 2.7, unchanged from the prior quarter. We expect inventories to remain relatively flat through the second quarter.

Moving to the outlook. As already stated, March orders weakened somewhat compared to trends seen earlier in the quarter, leaving us with a slightly lower backlog than we had entering the first quarter. However, as Balu noted, order rates have improved slightly in the first part of April. As a result, our current forecast is for revenue to be approximately flat compared to the first quarter. Excluding the impact of the deferred revenue adjustment, flat sequential revenue would equate to revenue growth of about 3%.

Our forecast for gross margin is the same as it’s been for the past two quarters: 48% to 49%. Operating expenses will continue to run higher than historical levels, due primarily to patent litigation expenses. We expect to spend approximately $800,000 on patent litigation in the second quarter, with total operating expenses increasing between 2% and 4% sequentially. We expect earnings per share to be in the range of $0.12 to $0.15.

With that, I’ll turn back over to Balu with some closing thoughts. Balu?

Balu Balakrishnan - Power Integrations. - President and CEO

Thanks, John.

I’d like to close simply by saying that I remain as upbeat as I ever have ever been about the future of Power Integrations. We continue to enjoy tremendous success in penetrating our addressable market, replacing outdated power supply technologies with our advanced integrated solutions. Our success in recent quarters has largely been masked by the weakness of overall demand in the market. However, underneath the surface we have built a strong roster of new design wins, introduced a host of new innovative products and increased our technology advantage over the competition. I believe the value that we have added to our business over the past several quarters will be recognized as demand conditions improve and as energy efficiency standards drive more and more customers to switch to advanced power supply technologies. We are very excited about the opportunities ahead of us.

And with that, I’ll turn it back to Joe. Joe?

Joe Shiffler - Power Integrations – Director of Investor Relations and Corporate Communications

Thanks, Balu. Before we open the lines for questions, I’ll do a quick rundown of our second quarter conference calendar. We will be presenting at the Piper Jaffray Technology Conference in New York on May 11th; the JP Morgan Technology Conference in San Francisco on May 18th; the SG Cowen Technology Conference in New York on June 1st; and the Smith Barney Citigroup Semiconductor Conference in Monterey on June 2nd.

Now, operator, would you please open the lines for questions?

Operator

Our first question is coming from Andrew Huang of American Technology Research. Please state your question.

<Q> Andrew Huang: In your prepared remarks, you talked about increasing competition from some of the discrete solutions. I was wondering if you could comment on the competitive environment on the integrated solutions?

<A> Balu Balakrishnan: I think both discrete and integrated solutions have become very aggressive in the last two or three quarters, ever since the slow down started in the middle of last year. I mean there is no significant change in the type of solutions, as much as there is a more aggressive pricing environment.

<Q> Andrew Huang: Is there any way to maybe quantify that pricing change that’s happened over the past two to three quarters?

<A> Balu Balakrishnan: Well, if you look at our price — weighted average price erosion year-over-year for the first quarter, we are in the range of 5% to 7% and that’s the range that we’ve been in for the last year and a half, so that continues through the first quarter and we think it’s going to continue for the foreseeable future, until something in the demand picture changes.

<Q> Andrew Huang: Lastly, John, could you comment on the ASP for the quarter?

<A> John Cobb: The ASP was $0.45, same as the fourth quarter.

<Q> Andrew Huang: Thank you.

Operator

Next question is from Tore Svanberg with Piper Jaffray.

<Q> Jeremy Kwan: This is actually Jeremy. This is maybe a quick follow-up to the competitive environment. Can you talk about the lead times that you’re seeing in terms of discrete and the competitive integrated side?

<A> Balu Balakrishnan: I’m not sure we know the exact lead times on the discrete but I would assume, given that we are in as you know, we are not constrained by supply at this point and I say we, that the market is not constrained. The lead times on all of our competing products are relatively low. Our lead times, they’ve always been low, as you know.

<Q> Jeremy Kwan: All right. Okay. And I guess, how about in terms in the — you mentioned the China handset market seemed to be picking up modestly. Is this something that in terms of the inventory correction that occurred maybe a couple of quarters ago is that fully behind us, do you think?

<A> Balu Balakrishnan: You know, I really honestly don’t know. The bookings have been somewhat uneven as we explained, so I’m not sure what to make of it. We hope the inventory situation has cleared up and things are going to get better, but I don’t know.

<Q> Jeremy Kwan: Okay. And turning to the patent litigation. Is there a timing that we can expect or we can look forward to, to see maybe when this can be resolved and when the expenses can start coming back down?

<A> Balu Balakrishnan: The one with Fairchild is in Delaware, which is usually faster. We expect a jury trial to occur sometime in the middle of next year. The SG lawsuit, which is in California, will go slower, simply because California has a much longer timetable. They have a lot more cases on their hands, so I don’t exactly know when that will go to a jury case.

<Q> Jeremy Kwan: Great. And one final question. Can you give us an update on DPA-Switch, maybe any new, the design win activity going there, or any new product coming on?

<A> Balu Balakrishnan: Yes, as I mentioned we got a voice over IP phone design at Nortel. We have several others going on right now in terms of design activity, but they’re not design wins yet. We also got some wireless access point designs in the quarter, first quarter.

<Q> Jeremy Kwan: Great. Thank you very much.

Operator

Our next question is from Andrew Galligan of Times Square Capital Management.

<Q> Andrew Galligan: Quick question, what were the turns in the quarter?

<A> John Cobb: 73%.

<Q> Andrew Galligan: How much do you need to make your guidance expectations for next quarter?

<A> John Cobb: Mid-70s, so slightly more.

<Q> Andrew Galligan: Will you guys be increasing the stock buyback authorization?

<A> John Cobb: Well, we have to finish the one that we already have. We have about 5 million to go and then obviously it will be up to our board to consider where to go from there.

<Q> Andrew Galligan: Okay. Thanks.

Operator

Our next question is from Tom Leach of Bennett Lawrence.

<A> Balu Balakrishnan: Good afternoon, I can barely hear you.

<Q> Tom Leach: Is this any better? Hello, hello.

<A> Balu Balakrishnan: Yes, that’s better.

<Q> Tom Leach: Could you go over, you talked about new legislation outside California forcing higher efficiency? Can you go over the timeline when California enacted it and are you yet seeing revenues from those designs from that legislation?

<A> Balu Balakrishnan: The legislation was enacted in December, that’s the California legislation. However —

<Q> Tom Leach: December of 04?

<A> Balu Balakrishnan: December of 04 and the effective date for compliance is July 1st of 2006 and it is products manufactured after July 1st for California have to comply with these standards, which means that — you know we should start seeing design wins in the first half of next year and production quantities will be shipped approximately beginning the middle of next year.

<Q> Tom Leach: So you would guess maybe a year and a half, two years from the enactment of legislation to revenue?

<A> Balu Balakrishnan: It’s not as much — you know from the enactment date, as it is the compliance date. You know they are only required to comply from 2006 July onward.

<Q> Tom Leach: You mentioned China and Australia. When are their enactment dates?

<A> Balu Balakrishnan: Australia is April 1st of 2006, so it’s ahead of California and the China is immediate, except that it’s voluntary. Australia and California are mandatory and that’s why they have — they give enough time to the manufacturers to redesign the power supplies, but the voluntary standards like EPA and China, CECP as it’s called, because they’re voluntary they’re immediately effective.

<A> Tom Leach: But because it’s voluntary it doesn’t mean anything.

<A> Balu Balakrishnan: What it means is that in the US if you meet the standard, the EPA standard, you can put an Energy Star symbol. It’s a marketing tool, but the California is mandatory and the OEMs you have talked to— we have talked to a large number of OEMs about the standard and the feedback we are getting is that it is unlikely they will do a special product only for California, because California is the largest consumer of products because it’s the largest economy in the US. And so it sounds like they will do a product that’s at least covering all of US that meets the California standard.

<Q> Tom Leach: And last question in products at the moments, which products are getting the best design win rates at the moment? What’s the hottest the hottest thing out there?

<A> Balu Balakrishnan: I will say TinySwitch-II and TOPSwitch-GX in terms of revenue are the largest, simply because the products have been around for a long time. In terms of new designs LinkSwitch leads the way, simply because it replaces — it converts the linear transformers into switching solutions, so we have a lot of design activity in that area.

<Q> Tom Leach: Okay. Thank you so much.

Operator

Our next question is from Craig Ellis of Smith Barney.

<Q> Craig Ellis: I didn’t catch where you were seeing the orders pick-up in April. How broad based is that?

<A> Balu Balakrishnan: I would say it is broad based and it is just a slight increase. It is the order of bookings that have been uneven, as we mentioned. We had a slight pick-up after the January announcement and before the Chinese New Year and the Chinese New Year week we normally get very little in orders because most of Asia is shut down that week. But following the Chinese New Year orders continues to be slightly above what we saw in the beginning of January, but come March the orders slowed down somewhat and it stayed slow until the end of March and then the beginning of April it picked up a little bit and so for the first three weeks until today the orders have been slightly higher rate than we’ve seen in March.

<Q> Craig Ellis: And is that across geographies and applications or is that — how should we think about that? Is that pretty uniform, Balu?

<A> Balu Balakrishnan: Well, you know you have to remember that you have approximately 80% of our revenue comes from Asia, even though they go to different geographies. They are manufactured in Asia and then shipped to US and Europe, so it’s kind of hard to tell how the end geographies impact our revenue. To the extent we can tell it seems to be relatively broad based.

<Q> Craig Ellis: Okay. And then in terms of thinking about the pricing dynamics that are in the marketplace with some of the discrete solutions increasing in price intensity recently, should we expect that 5% to 7% ASP decline on a year-over-year basis to increase over time or are we really at a point where pricing has settled out at a competitive level and is really not getting any more aggressive incrementally?

<A> Balu Balakrishnan: Well, we are assuming that it’s going to continue to be in that range for the foreseeable future until the demand picture changes. We have seen that for the last year and a half or so. Before that was slightly less, but it’s always been in the 5, 6% range. Now it may be in the 5 to 7% range, so if the demand comes back significantly it could be less than that.

<Q> Craig Ellis: And you typically have somewhat different order seasonality relative to a number of the other analog companies, given how strong your mid-year revenues are. What is normal seasonality from an order perspective for you for the calendar second quarter?

<A> Balu Balakrishnan: Yes, after last year I’m not sure what normal is anymore but you know if you look historically, typically our first half — and the second half is stronger than first half because of the holiday season. The first two quarters are less than the third quarter and fourth quarter.

<Q> Craig Ellis: I’m sorry maybe I wasn’t clear there, but within the second quarter. I didn’t expect a month to month.

<A> Balu Balakrishnan: In terms of linearity, second quarter is most linear of all quarters.

<Q> Craig Ellis: Okay. Thanks guys.

Operator

Our next question is from Sumit Dhanda of Banc of America Securities.

<Q> Sumit Dhanda: A few questions here. First, on the litigation expense how should we think about modeling this? I know it’s ticked up a little bit, do we think $0.8 million or so is a good steady-state run rate?

<A> John Cobb: Well, last quarter we spent about $0.5 million; this quarter we said $800,000. For the year, in January we mentioned we thought it would be about 2.5 million and I would say at this point we haven’t really revised that 2.5 million, but the exact amounts that we would spend in Q3 and Q4 obviously depend upon how much time our attorneys spend and it’s difficult. I would expect there’ll be some fluctuation in it, but as I said for the year, I think we’d still stick with the 2.5 million overall.

<Q> Sumit Dhanda: Okay. Very good. Then on the design win you cited for the mini iPod, anyway you can help quantify that opportunity in dollar terms?

<A> Balu Balakrishnan: Well it’s a quite a high volume design and it’s a power supply for the iPod and I say high volume, I mean multiple-millions per year in volume, in unit volume.

<Q> Sumit Dhanda: But is POWI going to be the only solution or you still going to be competing with a discrete alternative?

<A> Balu Balakrishnan: Yes, based on the volumes that I’ve heard from them, I believe have a part of the business, not all of it.

<Q> Sumit Dhanda: John, the share count, down about 1 million shares. Should we just model that going forward, or do we think that number can actually come down further?

<A> John Cobb: Well, as you know, it somewhat depends on our stock price and where our stock price is, but I would — assuming our stock price stays relatively flat I would assume that our stock will go down slightly in Q2, the weighted average shares outstanding.

<Q> Sumit Dhanda: And I had a question on the adjustment on deferred income on sales. Is that just a timing issue? Should you have recognized that earlier? How should we think about that and then on an apples-to-apples basis, could you break out what the growth in the different segments would have been as opposed, not based on the 34.4 million number, but instead on the unadjusted number?

<A> John Cobb: Well, to answer the second question first, it didn’t really impact that so it wouldn’t change any of those percentages because it was really across the board, so the nature of it is that we recognize revenue on sell through, which means that at the end of each quarter we need to estimate how much revenue the distributors have and obviously they give us some information and then we also have to estimate the gross margin on those shipments and what we did is we’ve modified the way that we do that calculation, to reflect more accurately our current transactions, so this is revenue that we recognized in Q1, which if we had used the same method we would have recognized in prior periods.

<Q> Sumit Dhanda: Okay. That’s all I had. Thank you.

Operator

Ray Rund of Shaker Investments.

<Q> Ray Rund: My question was answered. Thank you.

Operator

Robert Weaver of Forrest Investments.

<Q> Robert Weaver: You talked about in your opening comments your long term — being able to maintain your long-term gross margin at the current levels. Could you give more color on that? How you’re looking at that and where do you expect gross margins to go over — not just you know for ‘05, ‘06, but longer term?

<A> Balu Balakrishnan: Well, it depends on a lot of factors, including the yen to dollar exchange rate and where the competition is going to be, but if you assume that the price erosion is going to continue at the rate it has been in the last couple of years and the yen remains relatively stable, we believe it can offset that erosion through cost reductions and new products that add more system value to maintain our margins roughly in the area we have been, but obviously we don’t have control over yen exchange rate or the competitive prices.

<Q> Robert Weaver: Okay. So even with the new products that you have coming on line, you guys really don’t — it’s going to be difficult to have any secular expansion of gross margins?

<A> Balu Balakrishnan: It really depends on external conditions. If for example, let’s say the competitive prices flatten out, then any cost improvements we do will directly reflect on improved gross margin. This same is true if yen starts weakening. If the yen starts weakening our cost of silicon will go down and that will reflect directly on the gross margin, so I’m not saying that it can’t go up, but for it to go up things have to get favorable in terms of exchange rate and competitive environment.

<Q> Robert Weaver: Great. Thank you.

Operator

Steve Smigie of Raymond James.

<Q> Steve Smigie: I was hoping you could talk a little bit about Q3. I know you haven’t given any guidance for that, but that’s typically a seasonally very strong quarter for you. Is there anything you’re seeing in terms of the technology that your customers are rolling out that you’re tied to that might indicate that that will happen again this year?

<A> Balu Balakrishnan: Well, I really don’t have any visibility. We have a hard time even projecting Q2, let alone Q3, so you probably have seen or heard you know pretty much what we see and hear in the press as to when the market is going to get better in terms of demand, so I’m afraid I don’t have anything to add other than what we — you know, what we hear from other people.

<Q> Steve Smigie: Okay. You mentioned, I think, a number of design wins, but I didn’t hear a lot of them relating to some of the new initiatives, say relative to cordless phones, modems, tools, toys, MP3 players, etcetera or maybe I missed that, so have you started to see a significant number of design wins for that yet? Or as you said maybe because that really doesn’t come until July of next year and you won’t really see that yet?

<A> Balu Balakrishnan: Yes, well the CEC came as a surprise to a lot of our customers. In fact, you know we just completed talking to a whole bunch of OEMs regarding CEC and the reaction is some of them didn’t know, some of them knew, but the net is it sounds like they will all comply, or most of them will comply but you know they are just reacting to it as we speak, so my guess is that they will start the designs in the middle of this year because it takes nine months to a year to go from start up design to production. So if they have to start manufacturing in the middle of 2006 they have to start design in middle of 2005, so you know it’s not surprising that we haven’t seen any design wins to CEC at this stage of the game.

<Q> Steve Smigie: Okay. I was just saying in general you seem to have been talking about attacking some of these markets for a while. I mean do you have design wins there? It’s just not a big percentage of your revenue if you don’t talk about it or have you — do you already have a number of design wins say in tools and toys?

<A> Balu Balakrishnan: Let me clarify that. There have been other voluntary standards already in place like the European standard has been around for a while. It got much tighter starting January of this year, so we have had a number of designs that converted linears to switchers to meet the European and Japanese requirements and those we talked about earlier. We have four major wins in cell phones, with Sendo, Sharp, Bird and Alcatel. We also had design wins in appliances like the vacuum cleaner. I believe it’s a Toshiba vacuum cleaner, which is a high-volume one and also air conditioners and a number of industrial applications where converted linear into a switcher, but what CEC does is it essentially forces people to change over by middle of 2006, so in the past some of the manufacturers voluntarily did that, but now anybody who wants to sell products in California has to manufacture switching power supplies essentially, because linear transformers can’t meet the new spec starting middle of 2006, so that’s the big difference.

<Q> Steve Smigie: Okay. And last question is just in the communication — or, excuse me, the consumer area, are there any segments that are doing a little bit stronger for you? For example, set-top boxes, has that started to pick-up significantly at all?

<A> John Cobb: The area that’s consistently been strong for us is appliances, consumer appliances. Set-top boxes was actually weaker for us quarter-over-quarter.

<Q> Steve Smigie: Okay. Great. Thank you very much.

Operator

Raymond Rund of Shaker Investments.

<Q> Raymond Rund: I was just in going over the earnings release again. I noticed that you hadn’t mentioned anything about royalty revenue and I was wondering if you’re expecting that to continue going forward or if you didn’t have any this quarter or what?

<A> John Cobb: So a couple of things. We’ve collapsed our income statement, so we no longer report it separately, we still have the royalty revenue, it was about a half a million this quarter and we’ve just decided to collapse it to make is simpler because it’s become less and less material over time as we’ve grown our revenue and that amount hasn’t grown as much, but it’s still there.

<Q> Raymond Rund: Okay. Thank you.

Operator

Eric Glover of Adams Harkness.

<Q> Eric Glover: I just wanted some clarification. Did you say cell phones were up 6% and was that a year-over-year sales figure?

<A> John Cobb: 6% for cell phones and that was sequentially, quarter-over-quarter.

<Q> Eric Glover: Was that primarily driven from the increase that you talked about in Taiwan and China?

<A> John Cobb: It was primarily driven by Samsung, but also helped by China and Taiwan.

<Q> Eric Glover: Okay. What’s a typical seasonal increase in cell phones in the first quarter?

<A> John Cobb: Well, it’s hard to tell what typical is after that last couple of years, but in general they would follow a pattern where Q1 would be down slightly from Q4, but as I said the last several years it’s hard to know what typical is.

<Q> Eric Glover: When you gave your guidance for the first quarter were you anticipating a slight decline in cell phone sales or were you thinking that things might actually be up?

<A> John Cobb: When we gave our guidance we thought we’d be down 2 to 8% sequentially and we thought that that would be the case across all the markets, so we did better than we expected in cell phones.

<Q> Eric Glover: And then, finally, in the strength in China and Taiwan that you’re seeing, is that more on mid phones or high-end phones?

<A> John Cobb: It’s really hard to say. We ship to numerous different customers that make chargers and, so at this point with the visibility that we have it’s difficult to say what type of phones they are.

<Q> Eric Glover: Okay. Thanks very much.

Operator

Shawn Slayton of SG Cowen.

<Q> Shawn Slayton: On the mobile handset business, can you just remind us kind of what the headwinds and tailwinds are there right now, maybe over the past several quarters? Obviously, Samsung put up a good number and you guys benefited from that, but just help us understand the trends over the past few quarters.

<A> John Cobb: Well, over the last few quarters it’s, as you mentioned. Samsung has for us and again our — what we see in terms of orders from the charger makers does not always align with what’s reported by the cell phone companies, but that being said, Samsung has been stronger over the last couple quarters. Motorola for us has been weaker and as we mentioned before, China had been weaker, but started to pick-up slightly this last quarter.

<Q> Shawn Slayton: Okay.

<A> John Cobb: I think it’s safe to say there’s no clear trend at this point in time.

<Q> Shawn Slayton: Okay. Fair enough. On the pricing issue, Balu, can you help us understand? So we’re all migrating from linear to a switch mode power supply solution. The POWI solution, I find it hard to believe that the POWI solution doesn’t have a more compelling total cost of ownership than a separate, a switchable power supply with a separate PWM controller IC and MOSFET. I mean help us understand that design win, how you show up and say there’s no reason why you want to use a bunch of discrete parts to develop a switch mode power supply and is that really — do you guys have to just compete instantly on price against that solution right out of the box? Thanks.

<A>Balu Balakrishnan: Well, first of all, we believe we do offer a very compelling solution. Just to go into a little bit of detail, one of the things you have to worry about when you go to linear to a switcher is to maintain the reliability of the linear and the linears have a thermal protections built into it, which the discrete designs of the switchers don’t have, which we do have and that’s a big deal and if you want to implement that kind of a safety feature in the discrete it would add significant cost. You know there will be no question that we are very, very attractive. Now even without that we believe we are competitive with a discrete solution and so we are very optimistic that with the Linkswitch, which is the only integrated product we know of that specifically addresses linear transformer replacement, we think we’re in a very, very good position.

<Q> Shawn Slayton: Okay. Well, maybe said another way. The guys that are forced to abandon the copper and the iron power supply, I mean are they going to — what do you think their analysis is going to be? Are they going to look at this bill of materials for a discrete solution and say okay we got to move to this discrete solution or we have a POWI solution? To me it seems like that there’s an intermediate step in there using this discrete solution. Why wouldn’t they hop just from the iron and copper solution to the integrated? I guess that’s what I’m trying to understand. Meaning, is this — are these energy efficiency initiatives driving more business towards the discrete solution, or is it — I’m assuming it’s driving you know a good amount of business towards you guys? Help me understand that dynamic.

<A> Balu Balakrishnan: Well, I think that you know given all the, you know the new standards, that the linears are definitely on the way out, that’s not even an issue. The question is, what’s going to replace linears and we have the only integrated solution that we believe is competitive with a discrete solution and purely from an ownership in terms of manufacturability, design time and so on, we are by far the most attractive solution, but the customers will always use a discrete solution as a leverage to get us to give them a lower price. Usually, it’s more of a leveraging tactic, so they will always say well we can use a discrete solution. Yes, it doesn’t have safety features, but my customer doesn’t care in some cases. In some cases the customers will specify safety features, in which case it is a no brainer.

<Q> Shawn Slayton: Okay. That’s helpful. Thank you.

Operator

Ross Seymore Deutsche Bank.

<Q> Ross Seymore: Quick question. Most of them have been asked and answered, but how is the first quarter usually, as far as linearity on a month-to-month basis. Is March usually weak or was that a big surprise this year?

<A> John Cobb: From a linearity standpoint this quarter was fairly typical in that January and March are relatively equal and then February is lower, mainly because of the Chinese New Year and it’s a shorter month. That’s a fairly typical pattern and this Q1 followed that pattern and that’s from a shipments standpoint. From an orders standpoint we talked about how the orders had weakened in March, but from a shipment standpoint it was fairly typical.

<Q> Ross Seymore: So from an order standpoint, was it fairly typical?

<A> Balu Balakrishnan: No. Usually March is a relatively strong month for bookings and so it’s certainly not typical.

<Q> Ross Seymore: Why do you think it was weak? You guys weren’t alone in that, we’re hearing that from many people, but I think we’re just trying to figure out why.

<A> Balu Balakrishnan: Well, I wish I knew. We don’t know. We were pretty uneven; it’s — the variation of bookings have been more than — you know the volatility has been more than we’re used to.

<A> John Cobb: It weakened in March and then as we indicated it’s recovered somewhat in April and every two weeks it seems like it’s a different story.

<Q> Ross Seymore: Like I said, you guys aren’t alone in that. Switching over really quickly to the design side of the house. Do you think that any of the OEMs are going to front run the CEC just to be safe and that could account for some of the designs now, or has that conversation been had with some of the companies who are your customers at this point?

<A> Balu Balakrishnan: It is possible, but there is really not that much time because it takes about nine months to a year for them to go to production from startup design and their just getting used to this new spec, they’re just reading about the new specs, so there is not a whole lot of time. If at all there may be one-quarter earlier deployment of new design if some of them get more proactive.

<Q> Ross Seymore: Great. Congrats on solid results.

Operator

Gus Richard of First Albany Capital.

<Q> Gus Richard: Real quick. You know last quarter I think you saw a trend of increasing power consumption in your cell phone customers. Is that continued on or has the average power dropped back down a little bit on the Tiny-II?

<A> Balu Balakrishnan: Well, I would say that the higher power is mainly on the 3G phones. Definitely the 3G phones are higher power and we have a number of designs that have just gone into production and we have a number of designs in progress that are all significantly higher power than the normal cell phones, so there is a two tier system now that is the 3F phone and the rest of the cell phone business, so the rest of the cell phone business the power level hasn’t changed very much, it’s in the — it’s between 1.5 to 2.5, 3 watts.

<Q> Gus Richard: So, I guess ask the question the other way. Was the mix of the 3G phones a little richer this quarter, or did that mix weaken?

<A> Balu Balakrishnan: Well, since the 3G phones are going into production only recently in the last, lets say last quarter and this quarter, obviously as a percentage it is increasing, but it’s still a smaller portion of the business.

<Q> Gus Richard: Okay. And just playing with the numbers, is 28% as a percent, percent in your cell phone business in the quarter, is that about right?

<A> John Cobb: Yes, that’s about right.

<Q> Gus Richard: All right. And maybe a little higher, somewhere in there?

<A> John Cobb: Either that, or slightly lower actually.

<Q> Gus Richard: Okay. And then any color on — you know, can you give just a little more color on the set-top boxes or DVD players in the quarter as to what they were as a percent of revs?

<A> John Cobb: As a percent of revenue?

<Q> Gus Richard: Correct.

<A> John Cobb: Set-top boxes were about 5% of revenue and DVD players about 3%.

<Q> Gus Richard: And those were both down sequentially, I’m assuming?

<A> John Cobb: Set-top boxes were down, but DVD players were up sequentially.

<Q> Gus Richard: Okay. Got it. All right. That’s it for me. Thanks.

Operator

Tore Svanberg of Piper Jaffray.

<Q> Tore Svanberg: I had a couple of follow-up questions. Maybe at first a clarification, Balu, I think you mentioned it takes about nine to 12 months to develop new power supplies. If that’s the case, wouldn’t you start to see new design wins based on the California resolution?

<A> Balu Balakrishnan: Well, we don’t consider it a design win until they have qualified the product and the pre-production starts. For many reasons we find that the more reliable way of measuring a design win. We certainly will be engaged with the customer, you know by middle of this year.

<Q> Tore Svanberg: So you would expect the discussions with customers really to accelerate quite a bit during the second half?

<A> Balu Balakrishnan: Right. We are doing it as we speak.

<Q> Tore Svanberg: Okay. Very good. Next question is on LinkSwitch, could you maybe disclose how much percentage that is of revenue right now?

<A> John Cobb: We said LinkSwitch and DPA was 4% for the quarter and that’s predominantly LinkSwitch.

<Q> Tore Svanberg: Okay. And, finally, looking at government regulations, I know you talked about California for awhile and I realize that in China things are still voluntary, but is there a reason to believe that you know, we could all be surprised and maybe China actually starts driving the need for more energy efficient power devices?

<A> Balu Balakrishnan: It is definitely possible because I’ve heard through customers that there is a very, very strong push by the government to improve energy efficiency in not only for external power supplies, but in power supplies in general. You know for example, they are very stringent regulations on air conditioning systems in terms of efficiency because they draw power at the peak power periods and what we are hearing is that even though they’ve gone voluntary they’re seriously considering making it mandatory. I think the challenge they have is how do you enforce it? Enforcing any regulation in China is difficult because they don’t have any instruments — they don’t have a way of enforcing it at this point, so I think that the intent is definitely there, but they are just trying to figure out how to do it.

<Q> Tore Svanberg: Okay. And fair enough. And, actually, I did have one final question. Looking at the cordless phone opportunity from what I understand in that market it’s a very— it’s not as fragmented as let’s say the cell phone market. I guess it’s only a group of a few players. Could you give us an update specifically on what one or two of those majors are thinking about as the California resolution plays out?

<A> Balu Balakrishnan: Yes, you’re absolutely right. There are literally a handful of players, maybe five or six players who pretty much dominate the market. It may be sold under different names but the phones are actually designed and manufactured by just maybe five or six guys and we are obviously in touch with all of them and we almost got design in the LinkSwitch if you remember two years ago when EPA announced the cordless phone standard and then due to pressure from the manufacturers they delayed the standard and I didn’t talk about it in the script but they have now re-initiated the standard and they have combined that with the CEC equivalent of the external power supplies and that new standard is now effective as of 2006 and it has actually two parts that say that if you have an external power supply it has to comply with the EPA equivalent of the CEC standard and in addition to that it also has to meet a standby requirement that is when the phone is plugged in and it’s not ringing it has to have no more than one watt for example, for most of the phones and if you have answering machines and so on it’s a little bit higher so that will also be effective from 2006 onward but obviously somebody selling into California they have to meet the mandatory standards. There is no way around it and from everything we can tell so far these guys, these five or six guys that intend to meet the California standards.

<Q> Tore Svanberg: Great. Thank you very much.

Operator

Vernon Essi of Janney, Montgomery Scott.

<Q> Vernon Essi: Thank you. Most of my questions have been answered but I just wanted to revisit the manufacturing costs, John, and with respect to the yen you’re got some tail wind here. The dollar is strengthening and utilization seems to be pretty wide open across the industry. Are you taking advantage of that right now or can you discuss sort of what’s happening here and now?

<A> John Cobb: Well, in terms of the yen we mentioned last quarter and last year the strengthening of the yen had a negative impact on our gross margin of almost two percentage points. Since the end of the year the yen plus or minus four to five yen to dollar has been relatively flat, so it hasn’t strengthened significantly and it hasn’t weakened so obviously we hope that the dollar strengthens but if it doesn’t we’re still obviously going to work to reduce the costs and we, as we mentioned before, continue to get reductions in wafer costs from our foundries. We reduced the cost of the silicon both from a technology standpoint but also on negotiation and discussion with our foundries and we continue to do that so that’s one of the areas that we will expect to get continuing cost reductions.

Operator

Craig Ellis of Smith Barney.

<Q> Craig Ellis: Just a somewhat high level question is as we’re looking at the current environment I think we all see that there are some macro issues that may be at play causing some disruptions in OEM closure rates in the month of March. It seems like we had a similar environment a year ago in the June time frame when the semiconductor industry really reset to a lower demand curve. I think one of the things that people are considering is that are we seeing the same type of thing at play right now. Maybe you can just compare and contrast what we’re seeing presently from an order standpoint to what we saw towards the middle of last year.

<A> Balu Balakrishnan: Well, we are seeing exactly what most other companies are seeing which is we had a strong first half last year. We were on track to meet our goals last year until the third quarter and come third quarter of last year the demand softened quite significantly. It was originally attributed to inventory situation in China and across other geographies but it looks like it was a combination of inventory issue and a lower demand than people were anticipating so the question is when this demand is going to improve and we just don’t know the answer to that and so I’m afraid I don’t have any insight into the end market because we are so far removed from the end market.

<Q> Craig Ellis: But your sense of where distributor inventories are versus that time and the trajectory with which they’re changing—

<A> Balu Balakrishnan: Well, we don’t count sales to distribution so distribution inventory isn’t really an issue for us then and we keep— we ask our distributors to keep a very small amount of inventory, just enough to service their customers. It is typically between four to five weeks and I believe it’s in the—

<A> John Cobb: It’s four weeks.

<A> Balu Balakrishnan: It’s about four weeks right now, so we don’t think the problem is inventory in our channels, whether it’s distribution or even in our customers, they don’t have an incentive to keep large inventories because we keep a large inventory and they know that they can get products when they need it. The problem is much further down in the supply chain at the OEMs, at the retail outlets, which we really don’t have any visibility into.

<Q> Craig Ellis: Okay. But certainly from an inventory standpoint, if things were to snap back, it would work through the supply chain pretty quickly for you given where our distributor inventories are.

<A> Balu Balakrishnan: Absolutely. Yes.

<Q> Craig Ellis: All Right. Thanks guys.

Operator

Andrew Huang

<Q> Andrew Huang: I was just wondering if in light of this California Energy Commission and Australia and all the legislation that is going on is there any reason why you wouldn’t see hockey stick like growth let’s say the June or September quarter of next year because it seems like a pretty compelling reason to get that kind of growth. I’m just wondering why we shouldn’t expect that?

<A> Balu Balakrishnan: Andrew, I just don’t know. This is the first time we have had a significant mandatory standard and I just want to be a little bit cautious. I mean it’s easy to get excited but I just don’t know how it’s going to play out. The indications so far are that the manufacturers, most of them, plan to meet the standard which definitely means quite a bit of redesign of the power supplies over the next year or year and a half so it certainly sounds very promising and I just want to wait and see how things go because in the past power supply industry has moved relatively slowly. I’ve never seen any dramatic changes in power supply industry historically but it certainly looks very promising.

<Q> Andrew Huang: Okay. Great. And then another question is if you look back over the March quarter can you comment on like the linearity of the bookings? Was it 30%, 40%, 30%, or can you give me a rough idea of how it trended during the quarter?

<A> John Cobb: It’s a little difficult because again February is a short month because it has less days but also because of the Chinese New Year so the bookings were reasonably strong in January and we went into the quarter with a pretty good backlog and then February was weak because it ends up being basically a 3 week month. And then March started out okay and then was kind of weak in the middle and then picked up at the end but it wasn’t consistent throughout the whole quarter I think is probably the key message.

<Q> Andrew Huang: Okay. And then I think you commented that the first three weeks of April so far the orders are higher than they were at the end of March but are they back up to January levels?

<A> John Cobb: Obviously with only three weeks and we have the rest of April to go but I would say the level has definitively improved over March and probably about equal to January.

<A> Balu Balakrishnan: But even January in the beginning it was slightly weaker, and then at the end of January it picked up so it seems to change on a weekly basis but overall to date the bookings have been stronger than March and if it continues this way it will be similar to January.

<Q> Andrew Huang: Another detail question is going forward can we expect other income to be back at the 300,000 level or should it remain high at the 700,000 level?

<A> John Cobb: I would expect it will be higher than 300,000 only because short-term interest rates have gone up which is where we invest the majority of our money. The 654 that we had last quarter might be at the higher end. I personally wouldn’t expect it to be at that rate in the near term so higher than 300 but less than 654.

<Q> Andrew Huang: Okay. And then the last question, I’m just curious. I think in the past that we’ve talked a lot about getting Nokia as a potential customer on the charger side. Is there any progress there and if there was any progress would you be talking about it?

<A> Balu Balakrishnan: Well, I think it’s no secret that we are talking to all the major OEMs whether it’s cell phones or any electronic product and obviously Nokia is on that list. And as I mentioned earlier, almost all of them have said that they will meet the CEC requirements and so we are working— unfortunately we don’t directly sell to these OEMs. We sell to power supply manufacturers who then sell to the OEMs so somebody like Nokia or Motorola or Samsung would require a specification that meets CEC from their power supply vendors and then we’ll go and work with the power supply vendors.

<Q> Andrew Huang: Can you give us the names of Nokia’s three largest power supply vendors?

<A>: Let’s see. I’m debating if I can give that. I guess it’s relatively public information. No, let me say this. There are two European companies that have been supplying to Nokia for a long time and both of them have Chinese operations. That’s where they manufacture and then there is a Chinese company, which also supplies to them.

<Q>: Okay. Thank you.

Operator

Matt Robison of Ferris, Baker Watts.

<Q> Matt Robison: You guys obviously have a regulatory time frame for these design wins and it’s coming up to sort of the minimal, the minimum cycle for doing that. Are you doing anything from a sales and marketing standpoint incremental to ensure you capture these designs and or are you just— and are you seeing any competitors doing anything incremental to gain more of the engineering mind share during this period?

<A> Balu Balakrishnan: We definitely sense the urgency of this and we have a number of sales strategies we’re adopting. I prefer not to discuss it openly.

<Q> Matt Robison: Shall we expect that sales and marketing goes up as a percentage of revenue in the near term as you work to capture this opportunity?

<A> Balu Balakrishnan: Well, the sales and marketing will go up but not necessarily immediately. This is something more of a sales and marketing strategy, which is urgent and short term. If you’re adding people and so on that’s a longer-term strategy. You can’t add people overnight and have them trained so you wouldn’t expect a significant change in the sales and marketing expenses, but we certainly are focusing our sales and marketing to go after the CEC opportunity.

<Q> Matt Robison: Okay. Thanks.

Joe Shiffler - Power Integrations - Director of Investor Relations and Corporate Communications

Operator, do we have any more questions?

Operator

There are no further questions in queue at this time.

Joe Shiffler - Power Integrations - Director of Investor Relations &Corporate Communications

Okay. Well, that will conclude the call. I just want to note that a replay will be available shortly on the investor info section of our website which is www.powerint.com. There will be a telephonic replay available for one week. The number for that is 877-660-6853 from within the US, or 201-612-7415 from abroad. The replay account number that you’ll need is 286 and the conference ID number is 145701.

Thanks, everybody, for listening and good afternoon.

Operator

Ladies and gentlemen, this concludes today’s conference. You may disconnect your phone lines now.